EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Pricing of Public Offering of Common Stock

Houston, Texas - December 14, 2011, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today the pricing of its previously announced offering of 36,300,000 shares of its common stock at a price per share of $8.35. The underwriter will have a 30-day option to purchase up to an aggregate of 5,445,000 additional common shares from Cheniere to cover any over-allotments. The offering is expected to close and settle on December 19, 2011. The Company intends to use the net proceeds from the offering for general corporate purposes, including repayment of indebtedness.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission (the “Securities and Exchange Commission”) and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Cheniere and this offering.

Credit Suisse Securities (USA) LLC is serving as the underwriter in the offering. Copies of the prospectus for the offering may be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 million metric tons per annum.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.